Exhibit 99.1

NeurogesX, Inc.

Fourth Quarter 2010 Conference Call to Discuss Launch Metrics

February 14, 2010

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. Fourth Quarter 2010 conference call to discuss Launch Metrics.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, President and Chief Executive Officer and Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements regarding the safety and efficacy of Qutenza® including any timing or approval of any expansions on indication; planned commercialization and sales strategies and initiatives, as well as the expected benefits of such sales strategies and initiatives, including the expectation that large institutions are likely to more rapidly increase order volume, and the effect such strategies and initiatives may have on sales and revenue; expectations regarding customers increasing the frequency and size of orders; the appropriate metrics for predicting future Qutenza sales and revenues; estimated revenues; estimated revenues royalties and cash utilization for the 4th quarter of 2010 and projected revenues and spending for 2011; the adequacy of the size of our sales force; the estimated usage profile of patients that may use Qutenza and physicians that may prescribe Qutenza; expectations regarding reimbursement of Qutenza; expectations regarding the planned submission of the supplemental NDA for HIV-AN and the market opportunity for HIV-AN; the timing and scope of commercial launch of Qutenza in the European Union and the activities of Astellas in commercialization of Qutenza in the European Union; and the timing of results of clinical trials and the commercial opportunity and potential benefits of NGX-1998.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with the SEC, including our Form 10-K, which we filed with the SEC on March 19, 2010, as amended, and as updated by our Form 10-Q for the third quarter of 2010 filed with the SEC on November 8, 2010

Now I would like to turn the call over to Tony DiTonno, President and Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thank you all for joining us today.

Having launched Qutenza at the beginning of the second quarter last year we have three full quarters of metrics under our belts to talk about today focusing obviously on the fourth quarter. As you know we have tried to guide you to think about it taking approximately 6 quarters post launch to start to predict sales going forward. So we are now about half way through this period and it’s a good time to take a progress check and that is what we intend to do today. We are excited about what we have achieved and where we are headed. During today’s call, we intend to provide you with an update on our Qutenza launch metrics and other non GAAP measures that we have shared on our previous quarterly calls since launch. We are still finalizing our audit for 2010 and plan to issue an earnings release for the fourth quarter near the time that we file our 10K. We do not currently anticipate conducting a conference call at that time as we believe that the information that is most relevant for you will be discussed here today. As always, our goal with these launch updates, is to provide you with the information that will help you see the launch through our eyes and to understand the progress we are making.

We launched Qutenza on April 5th of last year with a strategy of establishing a network of Qutenza centers of excellence (or QPROs) made up primarily of private and institutional pain clinics. We view this as phase 1 of our launch. Once we gained enough traction in Phase 1, we planned to initiate our second phase, which involves directing patients from other sites of care, such as the primary care physicians, to the QPRO sites. In broad brush, 2010 was about accomplishing Phase 1 and, while we will still devote significant effort towards Phase 1 objectives, we believe we are ready to move on to Phase 2 in 2011. To that end, we have developed a number of initiatives which we will go into in a little while. We will also discuss recent developments related to our NGX-1998 Phase 2 program.

I wanted to start, however, with the metrics.

For the quarter ended December 31, 2010, our internal reports reflect sales to our distributor customers totaling approximately $575,000, which is increased from the $494,000 we reported in the third quarter. In my view, the more significant number, sales from our distributors to end user customers such as physicians and institutions, was up 41% from the third quarter and totaled approximately $560,000 compared to $397,000 in the third quarter. As Stephen will detail a bit more thoroughly in a few minutes, our GAAP revenue recognition differs from these numbers and we estimate GAAP revenue will fall in the range of $350,000 to $500,000 for the fourth quarter. This compares with our reported third quarter Qutenza sales revenue of $197,000

As I mentioned a moment ago, we decided in July 2010 to shift our sales focus to larger institutions. This was in part in recognition of the significant concentration of PHN patients that exist in that healthcare setting. By calling on 500 to 600 of the highest PHN treating institutions, we believe we can address about 80% of the PHN patients that are treated in institutional settings. We believe we can reach these institutions with our existing sales force. In addition, our experience with large institutions suggests that while it may take more effort to gain their business, once we do, the adoption of Qutenza should be more rapid as measured by order volume, a propensity for repeated use and with that repeated use a tendency for increasing order sizes. We believe that larger institutions effectively provide the QPRO resource we have been working to develop and represent a growth opportunity for Qutenza. Qutenza was on formulary or available without restriction in 102 institutions at December 31, 2010 as compared to 72 at the end of the third quarter. Qutenza was up for formulary review in an additional 42 institutions at the end of the year. Through Q4, there were 238 hospitals that have purchased Qutenza up from 155 in Q3, a 54% increase in total hospital customers. During this same period, the percentage of hospital customers that were repeat customers grew from 42% in Q3 to 47% in Q4 and averaged 36% for all of 2010. Overall, hospitals accounted for 72% of our sales in 2010, with 79% of sales from this customer type in Q4 alone.

In addition to our increased focus on hospitals, we have refined and narrowed our private physician targets while increasing call frequency on the subset with the highest potential. Through Q4, there were 172 private physician customers up from 111 in Q3, a 55% increase in total private physician customers. The percentage of repeat customers grew from 33% in Q3 to 35% in Q4 and averaged 28% for 2010.

In prior conference calls we have talked about our target accounts and our success in reaching them. Our focus changed in the fourth quarter and we are now more keenly focused on frequency, as we have come to recognize that the successful conversion of target customers to customers who use Qutenza requires more focused selling efforts. As of December 31, 2010, we had called on 2017 of the 3000 top tier targets we have identified, this was up from 1800 at the end of the third quarter. This includes our having reached 366 of the 500 – 600 top institutions I mentioned a few minutes ago.

We have also talked about training as a focus in prior calls and in our last conference call we mentioned a change in our approach which puts training later in the selling process. Training activity continues with 1,127 physicians and institutions having been trained by December 31, 2010, which is up from 930 at the end of the third quarter. The number of trainings in Q4 decreased because of our increased emphasis on converting new Qutenza users to repeat users.

Reimbursement continues to be strong for Qutenza in both the Medicare and private payer markets. We have confirmed coverage nationally for Medicare and in 44 of the 50 managed care plans we have targeted. These plans represent approximately 178 Million covered lives. We finished Q4 with a total of 1,047 benefits investigations which was up from 725 at the end of Q3. Less than 5%

of these investigations resulted in coverage denials. We believe those that have been denied represent requests for off label uses which the hotline cannot investigate. Due to the fact that more than 70% of our sales come from the hospital segment and that proportion continues to grow, we expect the number of benefit investigations to be less predictive of future sales going forward because hospitals seldom use third party reimbursement hotlines

Our marketing activities continued to expand during Q4 including speaker programs and enrollment of physicians in our “Find a Doctor” program where HCP’s and patients can access a list of physicians who offer Qutenza on the Qutenza.com website. We have seen a 87% increase in physicians listed on our Find a Doctor website in the most recent quarter. We ended Q4 at 255 physicians which was up from 136 at the end of Q3 The speakers bureau also continued to ramp during Q4. We had 96 trained speakers, completing more than 200 programs which included ~600 prescriber attendees which was up from 400 at the end of Q3. Going forward we plan to expand our reach with these programs by including live virtual speaker programs via the web that primary care physicians can access remotely.

One aspect of what we are seeing in the market is that a larger proportion of our business is coming from our repeat customers and in particular, our repeat hospital customers. The repeat customers are beginning to order more frequently and the size of these repeat orders are growing in both the hospital and private physician segments.

Let me turn it over to Stephen to take a deeper look inside this dynamic.

Stephen Ghiglieri:

Thanks Tony.

As Tony said, we are starting to see momentum build as we continue the launch and make tactical adjustments as needed. We talked last call about switching our focus to more of an institutional focus rather than a private practice focus and we have seen solid results of that change. For instance what we are noticing is that, as time goes by, not only are more customers placing subsequent orders, but the frequency of orders is increasing, as is the average number of patches per order. This is particularly true among our institutional customers. For instance at the end of Q3, 18% of our institutional customers had ordered from us 3 or more times, with an average order size of 2.2 patches per order. By the end of Q4, 23% of our institutional customers had ordered 3 or more times and the average order size from those customers had increased to 2.5 patches per order. The overall result has been an increase of our hospital sales from 70% of sales in Q3 to 79% in Q4.

We believe that hospital outpatient clinics are an attractive place for Qutenza to be administered. Hospitals tend to have the facilities, medical staff, and billing staff needed to implement Qutenza into their practices. Some of the barriers we face in private physician offices are lessened in the hospital setting. We are being added to hospital formularies on a weekly basis including many of the top academic centers in the country.

One of the questions that we have been asked many times is how to think about the total market opportunity for Qutenza given the label we have and the marketing and sales effort we are currently putting behind it. Our sales force is focused on the patients that have been referred out to specialists, which we estimate to be about 30% to 40% of the patients being treated.

To address the 60 -70 % of patients that are still being treated in the primary care setting where we don’t have a direct sales force we are establishing a national network of experienced Qutenza treaters and working to drive PHN patients to those practices that offer Qutenza. In 2010, we needed to build a foundation of Qutenza treaters before marketing to primary care and PHN patients. Otherwise, we would have created demand but many patients would not have had a site of care to be treated with Qutenza. In 2010, we introduced Find a Doctor to our website to assist patients in finding Qutenza doctors. In 2011, we are now rolling out tactical programs to educate primary care physicians and PHN patients about Qutenza and providing information for both, to help them identify the best treatment locale to meet their needs. In addition, we have added sales representatives to increase our reach and frequency in some high value areas such as New York, Washington DC, Boston and Northern California. We will be measuring the incremental benefit of adding these resources and comparing to areas where we didn’t add headcount to quantify the impact. In addition, we plan to add primary care focused representatives in the next few months to some test geographies where we have established a strong physician base to evaluate our ability to drive incremental PHN patients from primary care to the Qutenza centers of excellence. Above and beyond these direct promotional efforts towards physicians, we have also begun advertising in selected consumer publications such as AARP and driving patients to the Qutenza web site where they can find a local doctor with Qutenza experience, or ask their primary care doctor about Qutenza. We are starting to build our direct to patient marketing capabilities which will allow us to communicate important information regarding Qutenza directly to the patients in need of pain relief from their PHN.

While we are talking about patient populations and market opportunity, this is a good time to remind you of our plans to seek a marketing approval for the treatment of HIV associated neuropathy, or HIV-AN with our planned submission of a supplemental NDA in the first half of this year. Painful HIV-AN is a very difficult problem for patients suffering from HIV – AIDS and currently there are few treatments that have demonstrated efficacy in this condition. The HIV-AN population is also an orphan indication and has been granted fast track status, so when we apply we plan to request a priority review. We will be making the application based on one pivotal study that met its primary endpoint and a second study that although it did not meet its primary endpoint, we believe it provides supportive data for the efficacy of Qutenza in this indication. If approved we believe this indication can bring to HIV-AN patients the first FDA approved treatment and would also represent a sizeable market opportunity We are working hard on our submission and will keep you posted on our progress.

Before I turn it back to Tony, I want to discuss a few more elements for our quarter.

First, an update on Astellas and their progress.

As of the end of the fourth quarter, Qutenza was available in a total of 17 countries within the Astellas territory, with product newly available in the Nordics (Norway, Sweden, Finland and Denmark), Ireland and Greece. The average ex-factory price remains near €300.00 per patch. We believe Astellas continues to focus on making Qutenza widely available throughout the European Union and plans to introduce Qutenza in most of the EU by the end of the first half of 2011.

Last quarter we mentioned in our call that Astellas had reported for its Q3 Qutenza sales a royalty due us totaling approximately $50,000. This amount is what you will see in our Q4 reported revenue, as we report this royalty income on a quarter lag basis. We recently received a royalty report from Astellas for their Qutenza sales in the fourth quarter and this royalty amount had increased to approximately $200,000. This royalty amount will be reported as first quarter 2011 revenue.

With regard to the MAA and the clinical follow-up measures, Astellas continues to enroll patients in the one-year safety study (which includes patients with PHN, HIV-AN and other neuropathies) and has submitted painful diabetic neuropathy protocols (both efficacy and long-term safety studies) to the CHMP in December with a goal of commencing these studies during 2011.

In other countries within their territory, Astellas continues to progress and has recently received product approvals in Georgia and Switzerland. They have also submitted registration applications in South Africa, Turkey and the Ukraine.

As Tony mentioned at the beginning of this call, we have not yet completed our audit for the 2010 year end and as such, we are not reporting earnings here. As you may recall from prior calls, before we record revenue under GAAP we need to make it over a couple of hurdles related to sell through validation and collection of accounts receivable given our 120 day payment terms granted to many of our distributors. As a result, GAAP revenue recognition lags sell through sales. For the year ended December 31, 2010 we had evidence of sell through to end user customers totaling $1.1 million. However, we anticipate, as a result of our GAAP revenue recognition requirements that our reported revenue for the year will total in the range of $600 to $700k.

We ended the year with $46.8 million in cash and investments, and our operating and cash usage during the 4th quarter totaled approximately $10.7 million.

Going forward, we anticipate that our operating expenses in 2011 will be in the range of $58- $62 million and that this spending is expected to occur relatively evenly over the year with the potential for perhaps a higher spend rate in the first two quarters for marketing activities.

We expect our cash burn for the next quarter or two will range between 12 and 14 million however, due to timing of marketing spending, this quarterly cash burn could fluctuate fairly significantly.

Finally, with regard to reported earnings, we anticipate that we will take a charge during the 4th quarter for inventory write downs to reflect potential expiration of dating on the earliest lot of product manufactured as part of our regulatory approval process. We estimate this write down to be approximately $400 thousand.

Let me turn it back to Tony.

Anthony DiTonno:

Thanks Stephen.

One last thing before we turn back to the Qutenza launch. We do have another announcement today regarding our phase two program with NGX- 1998. You will recall that this phase two study is being conducted in two stages. The first stage was designed to find the shortest pre treatment time with a topical anesthetic before a five minute exposure to two different concentrations of capsaicin liquid. The study used an adaptive design to find the shortest pretreatment regimen for each of the two NGX-1998 concentrations starting with a 30 minute topical anesthetic pretreatment. As the study progressed we moved to the last portion of Stage 1 which involved treating patients with NGX-1998 with no topical anesthetic. We are pleased to report that we have completed Stage 1 and are proceeding into Stage 2 using no pretreatment and a 5 minute NGX-1998 application. This is certainly an encouraging result. Stage 2 of the study is intended to provide data that will help us select the concentration of NGX-1998 that will be advanced into Stage 3. Data from this Study is expected to be available in the first half of 2012. Although there is much work that remains to be done, we believe that potential commercial opportunity for a product that could be administered in a short 5 minute application could be significant .

As we have discussed previously, selling is a process. Our biggest challenge is changing the way doctors have been trained to treat PHN, not switching from one therapy to another. And that is a very big challenge, but we believe that Qutenza’s compelling risk benefit story resonates with physicians frustrated with having nothing new to treat their patients. We think we know the physicians and institutions who are seeing these patients. We also think we have the right people in place to get our message across. What remains for us is the everyday blocking and tackling that will enable Qutenza to become a meaningful treatment option for PHN patients. With the establishment of a permanent J code at the beginning of the year, we believe that the uncertainty that surrounds reimbursement for a product like Qutenza has been reduced. With our outreach program to both primary care physicians and to patients we anticipate that additional patients will be driven to the base of current treaters and that additional physicians will embrace Qutenza and integrate it into their practice.

We appreciate your continued interest in our company and taking the time to be with us today, let’s turn it over to the operator for questions.

Post Q & A

Thanks again, we look forward to continuing the dialogue we have had since we came public in May 2007.